Exhibit 99.1

Brian Norris	Sharon Rodger
Investor Relations	Public Relations
MatrixOne, Inc.	MatrixOne, Inc.
978-589-4040	978-589-4066
brian.norris@matrixone.com	sharon.rodger@matrixone.com

MatrixOne, Inc. Reports Year-Over-Year First Quarter Revenue Growth of 27%

Westford, Mass. – October 27, 2004 — MatrixOne, Inc. (NASDAQ: MONE), a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain™, today announced results for its first quarter ended October 2, 2004.

For the first quarter ended October 2, 2004, total revenues were $29.6 million, compared to $23.2 million in the same period last year. For the first quarter, net loss was $1.9 million, or $0.04 per share, compared to a net loss of $6.7 million, or $0.14 per share, in the same period last year. For the first quarter ended October 2, 2004, pro forma net loss1, which excludes amortization of purchased technology and intangible assets, was $1.7 million, or $0.03 per share, compared to a pro forma net loss1, which excludes stock-based compensation, of $6.3 million, or $0.13 per share, in the same period last year.

“I am pleased with our overall performance during the first quarter with on-target bottom line results, strong year-over-year revenue growth and sound execution of our acquisition integration plan. The compelling business value of MatrixOne PLM solutions was reflected again this quarter by the strong revenue contribution from strategic new customers in key industrial markets including retail, automotive and electronics,” said Mark F. O’Connell, President and Chief Executive Officer of MatrixOne. “We look forward to building on this success during the second quarter as we focus on extending our leadership position in the PLM market and driving continued improvements in our financial performance.”

The following milestones were completed or announced since MatrixOne’s fourth quarter earnings release on July 29, 2004:

•	The Company recognized revenue from a number of the world’s most innovative companies, including The Babcock & Wilcox Company, a worldwide energy services company; Comau Pico, a global supplier of industrial automation systems for the automotive manufacturing sector; Faurecia, a European automotive supplier; ITT Industries – Avionics Division, a supplier of information and electronic warfare technologies, systems and services; QUALCOMM Incorporated, a developer of innovative digital wireless communications products and services; Rockwell Collins, a provider of design, production and support of communications and aviation electronics solutions; Staples, Inc., the world’s largest office products retailer; and Texas Instruments, a global semiconductor company and a designer and supplier of real-time signal processing solutions.

•	The Company completed its previously announced acquisition of Synchronicity Software, Inc., a leading provider of electronic design management, team collaboration and intellectual property reuse solutions for the global electronics industry. With the acquisition, the Company added compelling new solutions for semiconductor and electronics design management as well as approximately 120 electronics industry customers including Cypress Semiconductor, Infineon Technologies, Intel, LSI Logic, Motorola, Nortel Networks, ON Semiconductor, Philips Semiconductor, STMicroelectronics, QUALCOMM and Toshiba Corporation.

•	The Company hosted the MatrixOne Innovation Summit 2004 in Singapore, which brought together over 200 senior executives from 70 leading Asia/Pacific companies across a variety of industrial markets including aerospace and defense, automotive and high-tech. Visionaries from leading innovators such as Alcatel Shanghai Bell, BEA, Boeing, Toshiba and Venture collaborated during this two-day management forum on ways to drive top line revenue growth and bottom line profitability by embracing proven PLM strategies.

•	The Company announced an integration with Microsoft® Office™ to enable a more rapid adoption and intuitive use of MatrixOne PLM solutions in Microsoft-centric organizations by allowing product development teams to create, retrieve, edit and share MatrixOne-based product content while engaged in familiar Microsoft programs including Microsoft Word, Excel, PowerPoint and Outlook.

•	The Company announced the expansion of its Board of Directors with the addition of David G. DeWalt, Executive Vice President of EMC Corporation. Prior to its acquisition by EMC in 2003, Mr. DeWalt served for more than two years as President and Chief Executive Officer of Documentum, the global leader in enterprise content management. Mr. DeWalt has also held various senior level positions at Eventus Software, Quest Software and Oracle Corporation.

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 5:00 p.m. eastern time today to discuss the financial results as well as management’s forward-looking guidance for the second quarter of fiscal year 2005. The conference call may be accessed in the United States by dialing (800) 762-4717 and using passcode “MONE”. The conference call may be accessed outside of the United States by dialing (480) 629-9026 and using passcode “MONE”. The conference call will be simultaneously webcast on the Company’s Investor Relations website, which can be accessed at www.matrixone.com/investor. A replay of the webcast will be available two hours after the call.

[1]	The Company uses the financial measure “pro forma net loss” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The presentation of pro forma net loss is not meant to be a substitute for “net loss” presented in accordance with GAAP but rather should be evaluated in conjunction with net loss. The Company’s management believes that the presentation of pro forma net loss provides useful information to investors because this financial measure excludes stock-based compensation, which is a non-cash charge that ended during the three month period ended January 3, 2004, and amortization of purchased technology and intangible assets, which are fixed acquisition-related charges. For the three month period ended October 2, 2004, pro forma net loss excludes amortization of purchased technology and intangible assets. For the three month period ended September 27, 2003, pro forma net loss excludes stock-based compensation. Management does not consider stock-based compensation and amortization of purchased technology and intangible assets to be part of the Company’s on-going operating activities or meaningful in evaluating the Company’s past financial performance or future prospects. In addition, pro forma net loss is a primary financial indicator that the Company’s management uses to evaluate the Company’s financial results and forecast anticipated financial results for future periods. Stock-based compensation represents the difference between the stock option exercise price and the deemed fair value of the Company’s common stock on the date of grant and relates only to the grant of certain stock options to employees during fiscal 2000 and 1999, which do not require cash settlement. Amortization of purchased technology and intangible assets relates to the amortization of identified intangible assets, such as purchased technology, customer relationships and trademarks and trade names, purchased through an acquisition. The Company’s definition of pro forma net loss may differ from similar measures used by other companies and may differ from period to period.

About MatrixOne

MatrixOne, Inc. (NASDAQ: MONE) is a recognized leader in delivering collaborative Product Lifecycle Management (PLM) solutions. We provide flexible solutions that unleash the creative power of global value chains to inspire innovations and speed them to market. MatrixOne’s customers include global leaders in the aerospace and defense, automotive, consumer products, high technology, life sciences, machinery, and the process industries, including Agilent Technologies, General Electric, Honda, Johnson Controls, Philips, Procter & Gamble, Siemens, and Toshiba. MatrixOne (www.matrixone.com) is headquartered in Westford, Massachusetts with locations throughout North America, Europe, and Asia/Pacific.

MatrixOne, the MatrixOne logo and eMatrix are registered trademarks, and “a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain” and Matrix10 are trademarks of MatrixOne, Inc. All other trademarks and service marks are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Such statements may relate, among other things, to the business value of our products and solutions, the acquisition of Synchronicity, the advantages and novelty of any combined MatrixOne and Synchronicity products and solutions, the benefits to customers and the expected results from such combined solutions, the ability of the combined entity to address and satisfy new markets, the ability of the combined entity to address or solve customer requirements and issues, the effects and integration of the Synchronicity acquisition, expected synergies from the acquisition, expected growth of the customer base and market opportunities, our ability to take advantage of market opportunities and our position in the market, our growth prospects, our plans, objectives, and expected financial and operating results, the long-term growth prospects of the PLM market and our position in the market, or the benefits of our products to be realized by our customers. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, or intend. The risks and uncertainties that may affect forward-looking statements include, among others: difficulties integrating the operations and products of Synchronicity; the inability to achieve expected synergies, growth of the customer base or market opportunities; difficulties providing combined solutions that meet the needs of customers; the effectiveness of sales execution programs; our history of losses and our ability to achieve or maintain profitability; the weak worldwide economy; the market may not accept our products; our sales cycle is lengthy and variable; we may be unable to develop new products and services that keep pace with technology; we may be unable to develop and maintain successful relationships with systems integrators and complementary technology vendors; our international operations are subject to additional business risks; future acquisitions may adversely affect our operations and financial results; and increased competition may have an adverse effect on pricing, revenues, gross margins and our customer base. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports and registration statements filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended July 3, 2004 and our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 29, 2004.

MATRIXONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	October 2, 2004	September 27, 2003
Revenues:
Software license	$11,401	$6,114
Service	18,215	17,127

Total revenues	29,616	23,241

Cost of Revenues:
Software license	1,110	1,536
Amortization of purchased technology	133	—
Service	11,647	11,034

Total cost of revenues	12,890	12,570

Gross Profit	16,726	10,671

Operating Expenses:
Selling and marketing	9,804	8,929
Research and development	6,281	6,004
General and administrative	2,791	2,309
Amortization of intangible assets	70	—
Stock-based compensation	—	379

Total operating expenses	18,946	17,621

Loss from Operations	(2,220)	(6,950)
Other Income, Net	333	315

Loss Before Income Taxes	(1,887)	(6,635)
Provision for Income Taxes	51	53

Net Loss	$(1,938)	$(6,688)

Basic and Diluted Net Loss Per Share	$(0.04)	$(0.14)

Shares Used in Computing Basic and Diluted Net Loss Per Share	50,295	47,953

Reconciliation of Pro Forma Net Loss[1]:
Net Loss	$(1,938)	$(6,688)
Adjustments:
Amortization of purchased technology	133	—
Amortization of intangible assets	70	—
Stock-based compensation	—	379

Pro Forma Net Loss[1]	$(1,735)	$(6,309)

Pro Forma Basic and Diluted Net Loss Per Share	$(0.03)	$(0.13)

Shares Used in Computing Pro Forma Basic and Diluted Net Loss Per Share	50,295	47,953

[1]	The Company uses the financial measure “pro forma net loss” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The presentation of pro forma net loss is not meant to be a substitute for “net loss” presented in accordance with GAAP but rather should be evaluated in conjunction with net loss. The Company’s management believes that the presentation of pro forma net loss provides useful information to investors because this financial measure excludes stock-based compensation, which is a non-cash charge that ended during the three month period ended January 3, 2004, and amortization of purchased technology and intangible assets, which are fixed acquisition-related charges. For the three month period ended October 2, 2004, pro forma net loss excludes amortization of purchased technology and intangible assets. For the three month period ended September 27, 2003, pro forma net loss excludes stock-based compensation. Management does not consider stock-based compensation and amortization of purchased technology and intangible assets to be part of the Company’s on-going operating activities or meaningful in evaluating the Company’s past financial performance or future prospects. In addition, pro forma net loss is a primary financial indicator that the Company’s management uses to evaluate the Company’s financial results and forecast anticipated financial results for future periods. Stock-based compensation represents the difference between the stock option exercise price and the deemed fair value of the Company’s common stock on the date of grant and relates only to the grant of certain stock options to employees during fiscal 2000 and 1999, which do not require cash settlement. Amortization of purchased technology and intangible assets relates to the amortization of identified intangible assets, such as purchased technology, customer relationships and trademarks and trade names, purchased through an acquisition. The Company’s definition of pro forma net loss may differ from similar measures used by other companies and may differ from period to period.

MATRIXONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 2, 2004	July 3, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$108,879	$118,414
Accounts receivable, net	25,224	25,274
Prepaid expenses and other current assets	4,752	4,326

Total current assets	138,855	148,014
Property and Equipment, Net	6,841	7,053
Goodwill	10,252	—
Other Intangible Assets, Net	8,377	—
Other Assets	2,349	2,078

	$166,674	$157,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,601	$4,561
Accrued expenses	16,047	15,666
Deferred revenue	18,442	20,039

Total current liabilities	39,090	40,266

Stockholders’ Equity:
Common stock	512	487
Additional paid-in capital	225,510	213,152
Accumulated deficit	(101,312)	(99,374)
Accumulated other comprehensive income	2,874	2,614

Total stockholders’ equity	127,584	116,879

	$166,674	$157,145

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